                                                                    Exhibit 23.1




                          Independent Auditors' Consent




The Board of Directors
Veridian Corporation:

We consent to the use of our report dated March 1, 2002, except as to Note 19, which is as of May 16, 2002, with respect to the consolidated balance sheets of Veridian Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, incorporated herein by reference.


                                                              /s/ KPMG LLP




McLean, VA
July 25, 2002